Exhibit 4.1

ARTICLES SUPPLEMENTARY

OF

CORPORATE OFFICE PROPERTIES TRUST

SERIES J CUMULATIVE REDEEMABLE PREFERRED SHARES

(PAR VALUE $0.01 PER SHARE)

CORPORATE OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), having its principal office in Columbia, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article VI of the Declaration of Trust of the Trust, as amended to date (the “Declaration of Trust”), the Board of Trustees has duly classified 3,450,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $0.01 per share (the “Preferred Shares”), into a series designated as 7.625% Series J Cumulative Redeemable Preferred Shares, par value $0.01 per share, and has provided for the issuance of such class by adoption of a resolution in the form of Article Third hereof effective as of July 11, 2006.

SECOND: The classification increases the number of shares classified as 7.625% Series J Cumulative Redeemable Preferred Shares, par value $0.01 per share, from no shares immediately prior to the classification to 3,450,000 shares immediately after the classification.  The classification decreases the number of unclassified Preferred Shares from 8,110,000 to 4,660,000.

THIRD: The terms of the 7.625% Series J Cumulative Redeemable Preferred Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Trustees are as follows:

1.             NUMBER OF SHARES AND DESIGNATION.

This series of Preferred Shares shall be designated as 7.625% Series J Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series J Preferred Shares”), and 3,450,000 shares shall be the authorized number of such Series J Preferred Shares constituting such series.

2.             DEFINITIONS.

For purposes of the Series J Preferred Shares, the following terms shall have the meanings indicated:

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series J Preferred Shares; provided that, for purposes of paragraph (a) of Section 8 of this Article, the term “Board of Trustees” shall not include any such committee.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

“Common Shares” shall mean the common shares of beneficial interest, par value $0.01 per share, of the Trust.

“Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of the Trust as filed for record with the Department of Assessments and Taxation of the State of Maryland, and any amendments thereto.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

“Dividend Periods” shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Series J Preferred Shares shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Series J Preferred Shares being redeemed.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

“Equity Shares” shall mean shares of any class or series of shares of beneficial ownership in the Trust.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Initial Dividend Period” shall mean the period commencing on and including the Issue Date and ending on and including October 14, 2006.

“Issue Date” shall mean July 20, 2006.

“Junior Shares” shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

“Liquidation Preference” shall have the meaning set forth in paragraph (a) of Section 4 of this Article.

“Operating Partnership” shall mean Corporate Office Properties, L.P., a Delaware limited partnership.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7 of this Article.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, “private foundation,” within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a “group,” as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit (as defined in Article VII of the Declaration of Trust) applies.

“Redemption Date” shall mean, in the case of any redemption of any Series J Preferred Shares, the date fixed for redemption of such shares.

“Redemption Notice” shall have the meaning set forth in paragraph (e) of Section 5 of this Article.

“Redemption Price” shall mean, with respect to any Series J Preferred Shares to be redeemed, a cash payment equal to 100% of the Liquidation Preference thereof plus all accrued and unpaid dividends, if any, to the Redemption Date.

“REIT” shall mean a “real estate investment trust,” as defined in Section 856 of the Code.

“Senior Shares” shall have the meaning set forth in paragraph (c) of Section 7 of this Article.

“Series E Preferred Shares” shall mean the Trust’s 10.25% Series E Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share.

“Series F Preferred Shares” shall mean the Trust’s 9.875% Series F Cumulative Redeemable Preferred Shares of beneficial interest par value $0.01 per share.

“Series G Preferred Shares” shall mean the Trust’s 8% Series G Cumulative Redeemable Preferred Shares of beneficial interest par value $0.01 per share.

“Series H Preferred Shares” shall mean the Trust’s 7.5% Series H Cumulative Redeemable Preferred Shares of beneficial interest par value $0.01 per share.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of Equity Shares of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series J Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” means Wells Fargo & Company or such transfer agent as may be designated from time to time by the Board of Trustees or its designee as the transfer agent for the Series J Preferred Shares.

“Trustee” shall mean a member of the Board of Trustees.

“Voting Parity Shares” shall have the meaning set forth in paragraph (a) of Section 8 of this Article.

3.             DIVIDENDS.

(a)           The holders of Series J Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for that purpose, quarterly cash dividends on the Series J Preferred Shares at the rate of  7.625% of the Liquidation Preference per year; provided, however, that during any period of time that any Series J Preferred Shares remain outstanding and both (i) the Series J Preferred Shares are not listed on the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”), or quoted on the NASDAQ/National Association of Securities Dealers Automated Quotation System (“NASDAQ”), and (ii) the Trust is not subject to the reporting requirements of the Exchange Act, the dividend rate shall be a rate per annum equal to 8.625% of the Liquidation Preference.  Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 15, 2006.  Each such dividend shall be payable in arrears to the holders of record of the Series J Preferred Shares, as they appear on the share records of the Trust at the close of business on the applicable record date (the “Dividend Record Date”), which shall be fixed by the Board of Trustees and which shall be not more than 60 days nor less than 10 days prior to each such Dividend Payment Date.  The Dividend Record Date for the dividend payable on October 15, 2006 shall be September 30, 2006.  Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days nor less than 15 days the payment date thereof, as may be fixed by the Board of Trustees.

(b)           Any dividend payable on the Series J Preferred Shares for any partial Dividend Period shall be computed ratably on the basis of twelve 30-day months and a 360-day year.  Holders of Series J Preferred Shares shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the Series J Preferred Shares.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series J Preferred Shares that may be in arrears.

(c)           So long as any of the Series J Preferred Shares are outstanding, when dividends are not paid in full upon the Series J Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for such payment is not set apart for payment, all dividends declared upon the Series J Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series J Preferred Shares and accrued and unpaid on such Parity Shares.  Except as set forth in the preceding sentence, unless dividends on the Series J Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividends periods, no dividends shall be declared or paid or set apart for payment by the Trust and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Trust with respect to any Parity Shares.

(d)           So long as any of the Series J Preferred Shares are outstanding, unless dividends equal to the full amount of all accrued and unpaid dividends on the Series J Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by the Trust and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Trust with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or a subsidiary of the Trust) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by the Trust (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares.

(e)           Notwithstanding the provisions of this Section 3, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Trust as a REIT under Section 856 of the Code.

4.             LIQUIDATION PREFERENCE.

(a)   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Trust, before any payment or distribution by the Trust shall be made to or set apart for payment to the holders of any Junior Shares, the holders of Series J Preferred Shares shall be entitled to receive a liquidation preference of twenty-five dollars ($25.00) per Series J Preferred Share (the “Liquidation Preference”), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  Until the holders of the Series J Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding-up of the Trust.  If, upon any liquidation, dissolution or winding-up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of Series J Preferred Shares shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series J Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series J Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, a voluntary or involuntary liquidation, dissolution or winding-up of the Trust shall not include (i) a consolidation or merger of the Trust with or into one or more other entities, (ii) a sale or transfer of all or substantially all of the Trust’s assets, or (iii) a statutory share exchange.

(b)           Upon any liquidation, dissolution or winding-up of the Trust, after payment shall have been made in full to the holders of Series J Preferred Shares and any Parity Shares, as provided in Section 4(a), any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series J Preferred Shares and any Parity Shares shall not be entitled to share therein.

5.             REDEMPTION

(a)           Except as set forth in Section 5(b) below or as set forth in Article VII of the Declaration of Trust that is incorporated by reference herein, the Series J Preferred Shares shall not be redeemable by the Trust prior to July 20, 2011.  On or after July 20, 2011, the Trust, at its option, may redeem Series J Preferred Shares, in whole or from time to time in part, at the Redemption Price.

(b)  If at any time both (i) the Series J Preferred Shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) the Trust ceases to be subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, then the Series J Preferred Shares will be redeemable, in whole but not in part at our option, within 90 days of the date upon which the Series J Preferred Shares cease to be listed and the Trust ceases to be subject to such reporting requirements, at a cash redemption price of $25.00 per Series J Preferred Share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

(c)           In the event of a redemption of Series J Preferred Shares, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the Redemption Price for such shares.  If full cumulative dividends on all outstanding Series J Preferred Shares have not been paid or declared and set apart for payment, no Series J Preferred Shares may be redeemed unless all outstanding Series J Preferred Shares are simultaneously redeemed and neither the Trust nor any Affiliate of the Trust may purchase or acquire Series J Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series J Preferred Shares.

(d)           If fewer than all the outstanding Series J Preferred Shares are to be redeemed, the Trust will select those Series J Preferred Shares to be redeemed pro rata in proportion to the numbers of Series J Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.  If fewer than all Series J Preferred Shares represented by any certificate (which may include a global certificate) are redeemed, then a new certificate (including, if appropriate, a new global certificate) representing the unredeemed Series J Preferred Shares shall be issued without cost to the holders thereof.

(e)           If the Trust shall redeem Series J Preferred Shares pursuant to this Section 5, notice of the redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date.  A similar notice of such redemption shall be mailed by the Trust not less than 30 days nor more than 60 days prior to the Redemption Date to each holder of record of the Series J Preferred Shares to be redeemed (the “Redemption Notice”).  Such Redemption Notice shall be provided by first class mail, postage prepaid, at such holder’s address as the same appears on the share records of the Trust.  Neither the failure to mail the Redemption Notice, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the Redemption Notice or the validity of the proceedings for redemption with respect to the other holders.  A Redemption Notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the Redemption Notice.  Each Redemption Notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of Series J Preferred Shares to be redeemed; (iii) the manner in which Series J Preferred Shares are to be surrendered, including the requisite form of documentation for such surrender of Series J Preferred Shares to the Trust; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the Redemption Price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Record Date as described in the next succeeding sentence.  A Redemption Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Trust shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the Series J Preferred Shares so called for redemption shall cease to accrue on said shares, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series

J Preferred Shares shall cease, except (a) the right to receive the Redemption Price, without interest thereon, and (b) if the Redemption Date for any Series J Preferred Shares occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such Series J Preferred Shares called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding Dividend Record Date notwithstanding the prior redemption of such shares.  The Trust’s obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Trust shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Trust) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any Dividend Record Date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such Series J Preferred Shares called for redemption, with irrevocable instructions that such cash be applied to the redemption of the Series J Preferred Shares so called for redemption and, if applicable, the payment of such dividend.  No interest shall accrue for the benefit of the holders of Series J Preferred Shares to be redeemed on any cash so set aside by the Trust.  Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Trust, after which reversion the holders of Series J Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.  As promptly as practicable after the surrender in accordance with the Redemption Notice of any such Series J Preferred Shares to be so redeemed (in the case of certificated shares, properly endorsed or assigned for Transfer, if the Trust shall so require and the Redemption Notice shall so state), such surrendered Series J Preferred Shares shall be exchanged for cash (without interest thereon) for which such Series J Preferred Shares have been redeemed in accordance with such Redemption Notice.

6.             STATUS OF REACQUIRED SHARES.

All Series J Preferred Shares that have been issued and are reacquired in any manner by the Trust (including, without limitation, Series J Preferred Shares which are redeemed) shall be returned to the status of authorized but unissued Preferred Shares, without designation as to series.  The Trust may also retire any unissued Series J Preferred Shares, and such shares shall then be restored to the status of authorized but unissued Preferred Shares without designation as to series.

7.             RANKING.

The Series J Preferred Shares will, with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of the Trust, rank:

(a)           prior or senior to the Common Shares and any other class or series of the Trust’s Equity Shares authorized or designated in the future if the holders of Series J Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series (“Junior Shares”);

(b)           on a parity with the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, Series H Preferred Shares and any other class or series of the Trust’s Equity Shares authorized or designated in the future if, by the terms of such class or series, the holders of such class or series of securities and the Series J Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (“Parity Shares”); and

(c)           junior to any class or series of our Equity Shares authorized or designated in the future if, by the terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Series J Preferred Shares (“Senior Shares”).

8.             VOTING.

(a)           If and whenever six (6) quarterly dividends (whether or not consecutive) payable on the Series J Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not declared, the number of Trustees then constituting the Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the “Voting Parity Shares”); without limiting the foregoing, the Series E Preferred Shares, Series F Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares shall be deemed to be entitled to voting rights similar to the Series J Preferred Shares) and the holders of Series J Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series or class, shall be entitled to elect the two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series J Preferred Shares and the Voting Parity Shares called as hereinafter provided.  At any time when such right to elect Trustees separately shall have been so vested in the holders of Series J Preferred Shares and the Voting Parity Shares, if applicable, the Secretary of the Trust may, and upon the written request of the holders of record of not less than 20% of the total number of Series J Preferred Shares and Voting Parity Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series J Preferred Shares and of the Voting Parity Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law.  Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that the Trust shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of the Series J Preferred Shares and Voting Parity Share are offered the opportunity to elect such Trustees at such annual meeting.  The Trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as provided herein.  If any vacancy shall occur among the Trustees elected by the holders of the Series J Preferred Shares and the Voting Parity Shares by reason of death, resignation or disability, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining Trustee elected by the holders of the Series J Preferred Shares and the Voting Parity Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.  Whenever all arrears in dividends on the Series J Preferred Shares and the Voting Parity Shares then outstanding shall have been paid and dividends thereon for the current Dividend Period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Series J Preferred Shares and the Voting Parity Shares to elect such additional two Trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as Trustees by the holders of the Series J Preferred Shares and the Voting Parity Shares shall forthwith terminate and the number of Trustees constituting the Board of Trustees shall be reduced accordingly.

(b)           So long as any Series J Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust of the Trust, the affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding Series J Preferred Shares voting as a single class with the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Declaration of Trust or the By-Laws of the Trust that materially adversely affects the voting powers, rights or preferences of the holders of the Series J Preferred Shares; provided, however, that the amendment of or supplement to the provisions of the Declaration of Trust to authorize, create, increase or decrease the authorized amount of, or to issue Junior Shares, Series J Preferred Shares or any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series J Preferred Shares; or

(ii)           The authorization, creation of, increase in the authorized amount of, or issuance of shares of any class or series of Senior Shares or any security convertible or exchangeable into shares of any class or series of Senior Shares (whether or not such class or series of Senior Shares is currently authorized);

provided, however, that no such vote of the holders of Series J Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Shares or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all outstanding Series J Preferred Shares to the extent such redemption is authorized by Section 5 of this Article.

For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each Series J Preferred Share shall have one (1) vote per share, except that when any other class or series of preferred shares of the Trust shall have the right to vote with the Series J Preferred Shares as a single class on any matter, then the Series J Preferred Shares and such other class or series shall have with respect to such matters one quarter of one vote per $25.00 of stated liquidation preference.  Except as otherwise required by applicable law or as set forth herein or in the Declaration of Trust, the Series J Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by the Trust.

9.             RECORD HOLDERS.

The Trust and the Transfer Agent may deem and treat the record holder of any Series J Preferred Share as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

10.          INFORMATION RIGHTS.

During any Dividend Period, the Trust will (i) transmit by mail or other permissible means under the Exchange Act to all holders of any Series J Preferred Shares, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Trust would have been required to file with the Securities and Exchange Commission (“SEC”), pursuant to Rule 13 or Rule 15(d) of the Exchange Act if the Trust were subject to such rules (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series J Preferred Shares.  The Trust will mail (or otherwise provide) the reports to the holders of the Series J Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

11.          RESTRICTIONS ON OWNERSHIP AND TRANSFER; REMEDIES.

Article VII of the Declaration of Trust sets forth certain ownership and transfer restrictions relating to the Equity Shares, including the Series J Preferred Shares.  Article VII of the Declaration of Trust is hereby incorporated by reference herein.

FOURTH: These Articles Supplementary have been duly adopted by all necessary action on the part of the Trust.

IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary, Vice President and General Counsel on July 18, 2006.

WITNESS:	CORPORATE OFFICE PROPERTIES TRUST

/s/ Karen M. Singer	/s/ Randall M. Griffin
Name: Karen M. Singer	Name: Randall M. Griffin
Title: Secretary, Vice President & General Counsel	Title: President and Chief Executive Officer

THE UNDERSIGNED, Secretary, Vice President and General Counsel of CORPORATE OFFICE PROPERTIES TRUST, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the official act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Karen M. Singer
Name: Karen M. Singer
Title: Secretary, Vice President and General Counsel